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                                                                    Exhibit 5.1

                              AmerUs Life Holdings, Inc.
                                  699 Walnut Street
                                Des Moines, Iowa 50309

                                  November 12, 1997


AmerUs Life Holdings, Inc.
699 Walnut Street
Des Moines, Iowa 50309

Gentlemen:

    The following opinion is furnished in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by AmerUs Life Holdings, Inc., an Iowa corporation (the "Company") under the Securities Act of 1933, as amended, relating to the issuance of shares of the Class A Common Stock, no par value, of the Company (the "Class A Common Stock") in connection with:

    (a) the proposed merger (the "Merger") of AFC Corp., a Kansas corporation and a wholly-owned subsidiary of the Company, with and into AmVestors Financial Corporation, a Kansas corporation ("AmVestors"), in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated as of September 19, 1997, as amended and restated as of October 8, 1997, by and among the Company, AFC Corp. and AmVestors (the "Merger Agreement", a copy of which is attached as Annex I to the Joint Proxy Statement/Prospectus forming a part of the Registration Statement);

    (b) the exercise, following consummation of the Merger, of the outstanding AmVestors warrants identified in Section 3.03(c) of the Merger Agreement (the "Assumed Warrants").

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    I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records and other documents, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion. For purposes of this opinion, I have assumed that the Assumed Warrants were duly authorized and issued, are in full force and effect and constitute the legal, valid and binding obligations of AmVestors in accordance with their terms.

    Upon the basis of the foregoing, I am of the opinion that:

    1. The Class A Common Stock to be issued in connection with the Merger has been duly authorized and, subject to the Registration Statement becoming effective, when issued in accordance with the terms of the Merger Agreement, the Class A Common Stock will be legally issued, fully paid and nonassessable.

    2. Upon consummation of the Merger, the Class A Common Stock issuable upon exercise of the Assumed Warrants has been duly authorized and, subject to the Registration Statement becoming effective, when issued in accordance with the terms of the Assumed Warrants, as applicable, and upon receipt by the Company of the consideration therefor, the Class A Common Stock will be legally issued, fully paid and nonassessable.

    I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

                        Very truly yours,


                        /s/ Joseph K. Haggerty
                        ------------------------
                        Joseph K. Haggerty
                        Senior Vice President and
                          General Counsel



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